Exhibit 3.1


                            CERTIFICATE OF AMENDMENT

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 88701-4299
(775) 184 8708
Website: secretaryofstate.biz



Certificate of Amendment
(PURSUANT TO NRS 78,385 AND 78.390)


USE BLACK INK ONLY. DO NOT HIGHLIGHT          ABOVE SPACE IS FOR OFFICE USE ONLY

             Certificate of Amendment to Articles of Incorporation
             -----------------------------------------------------
                         For Nevada Profit Corporations
                         ------------------------------
         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Cross Atlantic Commodities, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The Corporation shall be authorized to issue:
20,000,000 (twenty million) shares of no par value Preferred Stock.

The common stock shall be increased and changed from 200,000,000 (two hundred million) shares of $0.01 par value stock to 4,900,000,000 (four billion nine hundred million) shares of $0.0001 par value common stock.



3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be require(! by the provisions of the* articles
of incorporation have voted in favor of the amendment is:      majority

4. Effective date of filing (optional):  immediately


5. Officer Signature (Required):   X  /s/ Jorge Bravo
                                   -----------------------------
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting of power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.